EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-136144) and related Prospectus of Viragen, Inc. for the registration of 82,410,000 units, consisting of 82,410,000 shares of its common stock and 82,410,000 common stock purchase warrants, and to the incorporation by reference therein of our report dated August 31, 2006, with respect to the consolidated financial statements of Viragen, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida

October 3, 2006